SHARE EXCHANGE AGREEMENT


                             between Wayne W. Whalen
                         and Top Air Manufacturing, Inc.


                                January 15, 1997


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                                TABLE OF CONTENTS

                                                                         Page

ARTICLE I         EXCHANGE OF STOCK; CLOSING.............................  1
         Section 1.1  Exchange of Stock..................................  1
         Section 1.2  The Closing........................................  1

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF WHALEN...............  4
         Section 2.1  Organization, Authorization,
                      Enforceability.....................................  4
         Section 2.2  Capitalization; Sole Shareholder...................  4
         Section 2.3  No Approvals or Conflicts..........................  4
         Section 2.4  Compliance with Law................................  5
         Section 2.5  Environmental Liability............................  5
         Section 2.6  Subsidiaries.......................................  7
         Section 2.7  Financial Statements...............................  7
         Section 2.8  Accounts Receivable................................  7
         Section 2.9  Inventory..........................................  7
         Section 2.10 Absence of Certain Changes.........................  7
         Section 2.11 Litigation.........................................  8
         Section 2.12 Title to Assets; Encumbrances......................  8
         Section 2.13 Tax Returns........................................  8
         Section 2.14 Employees; Employment Agreements...................  9
         Section 2.15 Trademarks, Trade Names, etc.......................  9
         Section 2.16 Disclosure.........................................  9
         Section 2.17 Accredited Investor................................ 10

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF TOP AIR.............. 10
         Section 3.1  Organization, Authorization,
                      Enforceability..................................... 10
         Section 3.2  Capital Stock...................................... 10
         Section 3.3  No Approvals or Conflicts.......................... 11
         Section 3.4  Compliance with Law................................ 11
         Section 3.5  Environmental Liability............................ 11
         Section 3.6  Subsidiaries....................................... 12
         Section 3.7  Financial Statements............................... 12
         Section 3.8  Accounts Receivable................................ 12
         Section 3.9  Inventory.......................................... 12
         Section 3.10 Absence of Certain Changes......................... 13
         Section 3.11 Litigation......................................... 13
         Section 3.12 Title to Assets; Encumbrances...................... 13
         Section 3.13 Tax Returns........................................ 13
         Section 3.14 Employees; Employment Agreements................... 14
         Section 3.15 Trademarks, Trade Names, etc....................... 14
         Section 3.16 Disclosure......................................... 15

ARTICLE IV        COVENANTS.............................................. 15
         Section 4.1  Confidentiality.................................... 15
         Section 4.2  Board of Directors................................. 15
         Section 4.3  Registration....................................... 15


                                                   (i)

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ARTICLE V         INDEMNIFICATION........................................ 16
         Section 5.1  Whalen Indemnification of Top Air.................. 16
         Section 5.2  Top Air's Indemnification of Whalen................ 16
         Section 5.3  Indemnification Procedure.......................... 17
         Section 5.4  Determination of Claims............................ 18

ARTICLE VI        MISCELLANEOUS.......................................... 18
         Section 6.1  Survival of Representations, Warranties
                      and Agreements..................................... 18
         Section 6.2  Fees and Expenses.................................. 18
         Section 6.3  Further Assurances................................. 19
         Section 6.4  Governing Law...................................... 19
         Section 6.5  Amendment.......................................... 19
         Section 6.6  Successors; No Assignment.......................... 19
         Section 6.7  Waiver............................................. 19
         Section 6.8  Notices............................................ 19
         Section 6.9  Complete Agreement................................. 20
         Section 6.10 Counterparts....................................... 21
         Section 6.11 Captions........................................... 21
         Section 6.12 Severability....................................... 21



                                      (ii)

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                            SHARE EXCHANGE AGREEMENT


         SHARE EXCHANGE AGREEMENT ("Agreement"), dated as of January 15, 1997, between Wayne W. Whalen ("Whalen"), and Top Air Manufacturing, Inc., an Iowa corporation ("Top Air").

                                    RECITALS

         WHEREAS, Ficklin Machine Co., Inc., an Illinois corporation ("Ficklin"), has a capitalization consisting of 10,000 shares of common stock, no par value per share (the "Ficklin Stock"), of which 1,000 shares are issued and outstanding and all of which outstanding shares are owned by Whalen (the "Whalen Shares");

         WHEREAS, Whalen desires to exchange the Whalen Shares for 1,150,000 shares of common stock of Top Air, no par value per share (the "Top Air Shares") and Top Air desires to transfer and convey to Whalen the Top Air Shares in exchange for the Whalen Shares; and

         WHEREAS, it is the desire of the parties hereto that the transactions contemplated hereby comply with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and be treated as a pooling of interests for accounting purposes pursuant to Accounting Principles Board Opinion No. 16 ("APB 16").

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, Whalen and Top Air agree as follows:

                                    ARTICLE I

                           EXCHANGE OF STOCK; CLOSING

         Section 1.1 Exchange of Stock. Concurrently with the execution hereof, and subject to the terms and conditions set forth in this Agreement, Whalen will transfer and deliver to Top Air all of the Whalen Shares, free and clear of all options, other rights to acquire, pledges, security interests, liens, charges or other encumbrances or restrictions on transfer ("Encumbrances"), of any kind whatsoever, other than as may be described below and Top Air will transfer and deliver to Whalen the Top Air Shares, free and clear of all Encumbrances of any kind whatsoever, other than as may be described below.

         Section 1.2 The Closing. The closing of the transactions contemplated in this Agreement shall take place at the offices of Burke, Warren & MacKay, P.C., 330 N. Wabash Avenue, 22nd Floor, Chicago, Illinois, concurrently with the execution hereof, or at such other place and time as may be agreed upon by Whalen and TopAir, and shall be effective as of the close of business on the date hereof.



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         (a)  Deliveries  Of Whalen.  Concurrently  with the  execution  hereof,
Whalen shall deliver or cause to be delivered to Top Air the following:

                  (i) a certificate or certificates evidencing the Whalen Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Top Air, and otherwise in a form acceptable for transfer on the books of Ficklin;

                  (ii) a copy of the charter of Ficklin, certified as of a date within 30 days of the date hereof by the Secretary of State of the State of Illinois, and certified by its corporate secretary as to the absence of any amendments to such certificate of incorporation between the date of such certification and the date hereof;

                  (iii) a certificate of the Secretary of State of the State of Illinois as to the good standing of Ficklin, certified as of a date within ten days of the date hereof;

                  (iv) copies of all minute books and stock registers of Ficklin in the possession of Ficklin;

                  (v)  a  legal  opinion  of  Burke,  Warren  &  MacKay,   P.C.,
         substantially in the form attached hereto as Exhibit A;

                  (vi)  an   assignment   of  certain   rights   pertaining   to
         environmental  matters,  substantially in the form of Exhibit B hereto;
         and

                  (vii) all other documents, certificates, instruments and writings required to be delivered by Whalen on the date hereof, pursuant to this Agreement or otherwise required or reasonably requested by Top Air, in connection herewith.

         (b) Deliveries by Top Air. Concurrently with the execution hereof, Top Air shall deliver or cause to be delivered to Whalen the following:

                  (i) a certificate or certificates evidencing the Top Air Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Whalen, and otherwise in a form acceptable for transfer on the books of Top Air;



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



                  (ii) a copy of the charter of Top Air certified as of a date within 30 days of the date hereof by the Secretary of State of the State of Iowa and certified by the corporate secretary of Top Air as to the absence of any amendments to such charter between the date of certification by the Secretary of State of the State of Iowa and the date hereof;

                  (iii) a certificate of the Secretary of State of the State of Iowa as to the good standing of Top Air in such state, certified as of a date within ten days of the date hereof;

                  (iv) a certificate of the corporate secretary of Top Air attaching thereto a true and correct copy of the by-laws of Top Air and resolutions of the Board of Directors of Top Air authorizing this Agreement and the consummation of the transactions contemplated hereby and electing Thaddeus P. Vannice, Sr., Chief Financial Officer of Top Air effective as of the date hereof;

                  (v) a legal opinion of Gallop, Johnson & Neuman, L.C. counsel to Top Air, substantially in the form of Exhibit C hereto;

                  (vi) an employment agreement, substantially in the form of Exhibit D hereto between Thaddeus P. Vannice, Sr. and Top Air;

                  (vii) evidence of payment in full of all principal and accrued interest owing by Ficklin to Roy Ficklin Machine Co., Inc., evidenced by that certain Promissory Note, dated March 6, 1996, in the original principal amount of $475,000;

                  (viii) an agreement regarding subsequent sales of shares substantially in the form of Exhibit E hereto, duly executed by the parties thereto; and

                  (ix)  all  other  documents,  certificates,   instruments  and
         writings  required  to be  delivered  by Top Air,  on the date  hereof, pursuant to this Agreement or otherwise required or reasonably requested by Whalen, in connection herewith.

         (c) Further Assurances. After the date hereof, Top Air and Whalen shall from time to time, at the request and without further cost and expense to the other, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested, in order to more effectively consummate the transactions contemplated hereby.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WHALEN

         Whalen hereby represents and warrants to Top Air as follows:

         Section 2.1 Organization, Authorization, Enforceability. Ficklin is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The execution, delivery and performance of this Agreement by Whalen and the exchange contemplated hereby, have been duly authorized by all requisite action and this Agreement and each of the other agreements and instruments Whalen executes in connection herewith, when executed, will be binding obligations of Whalen enforceable in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforcement of creditors' rights and general equitable powers of the courts.

         Section 2.2  Capitalization; Sole Shareholder.

         (a) The authorized capital stock of Ficklin consists solely of 10,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale or transfer by Ficklin of any shares of such capital stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock of Ficklin have been validly issued and are fully paid and are non-assessable and free of preemptive rights.

         (b) Whalen is the record and beneficial owner of all of the outstanding shares of capital stock of Ficklin.

         Section 2.3 No Approvals or  Conflicts.  Except as set forth in Section
2.3 of the Disclosure Schedule attached hereto and made a part hereof (the "Disclosure Schedule"), neither the execution and delivery of this Agreement by Whalen nor the consummation by Whalen of the transactions contemplated hereby will (i) require Whalen or Ficklin to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority, patent owner, or pending patent registrant the failure of which to do so would have a Material Adverse Effect (as defined below) on Ficklin, (ii) violate or breach any provision of or constitute a default or an event which, with notice or lapse of time (or both), would constitute a default under, any of the terms of any note, bond, indenture, license, franchise, permit, lease, agreement or other instrument, commitment or obligation to which Whalen or Ficklin is a party or by which Whalen or Ficklin may be bound, which violation or breach would have a Material Adverse Effect on Ficklin or (iii)

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violate any order,  writ,  injunction,  decree,  judgment,  law or ruling of any court or governmental authority applicable to Whalen, Ficklin, or Ficklin's business which violation would have a Material Adverse Effect on Ficklin. As used herein, the term "Material Adverse Effect" with respect to an entity, shall
mean  a  material  adverse  effect  on  the  financial  condition,   operations,
properties or business prospects of that entity, or that entity's (and, in the case of Ficklin, Whalen's) ability to consummate the transactions contemplated hereby.

         Section 2.4 Compliance with Law. Except as set forth in Section 2.4 of the Disclosure Schedule, Ficklin's business and, to the best of Whalen's actual knowledge, the business of Ficklin's predecessors have been conducted in compliance with all applicable laws, regulations and other requirements of all federal, state, local, and foreign governments and all agencies thereof having jurisdiction over Ficklin and Ficklin's predecessors, except where the violation of such laws, regulations and other requirements has not had or will not have a Material Adverse Effect on Ficklin or Ficklin's predecessors. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or notice has been filed or commenced against either Ficklin or any of its predecessors alleging any failure to comply with said laws, regulations and other requirements.

         Section 2.5  Environmental Liability.

         (a) To the best of the Whalen's actual knowledge, except as set forth in Section 2.5 of the Disclosure Schedule, none of the assets owned by Ficklin (the "Ficklin Assets") has been used for the storage, deposit, disposal, treatment or recycling of any Hazardous Substance (as defined below) nor has there been a release or threatened release of any Hazardous Substance to, from or on the Ficklin Assets. To the best of Whalen's actual knowledge, except as set forth in Section 2.5 of the Disclosure Schedule, no past or present activity or circumstances on or related to the Ficklin Assets or Ficklin's business has taken place which would subject Top Air or Ficklin as owner, user or operator thereof to damages, penalties, injunctive relief, or clean up costs under any federal, state, or local statute, ordinance, or regulation, or common law theory respecting toxic, dangerous or hazardous substances. For purposes of this Agreement, the term "Hazardous Substance" shall mean (i) as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, and as thereafter amended from time to time, and (ii) any other product or waste that is now or hereafter regulated by or subject to any other Environmental Law (as defined herein) and any other hazardous substance, pollutant, contaminant or waste or other substance which is toxic, ignitable, reactive, radioactive, corrosive, or explosive, including, without limitation, petroleum, petroleum by-products, petroleum derivatives or other hydrocarbons, asbestos and polychlorinated byphenyls.

         (b) To the best of Whalen's  actual  knowledge,  except as set forth in
Section 2.5 of the Disclosure Schedule, (i) the operations of Ficklin, Ficklin's business and the Ficklin Assets are in compliance with all applicable Environmental Laws, (ii) none of the operations of Ficklin or any activity related to Ficklin's business and the Ficklin Assets is the subject of any federal, state, local, or private litigation or proceedings involving a demand for damages or investigation as to whether any remedial action is needed to respond to any improper treatment, storage, recycling, disposal, release or threatened release into the environment of any Hazardous Substance, and (iii) Ficklin has no material contingent environmental liability in connection with
(A) the ownership of the Ficklin Assets, (B) the use and operation of Ficklin's business or (C) any treatment, storage, recycling, disposal, release or threatened release into the environment of any Hazardous Substance. To the best of Whalen's actual acknowledge, except as set forth in Section 2.5 of the Disclosure Schedule, Ficklin possesses all licenses, permits and other required governmental or official approvals required by any Environmental Law for the operation of or related to Ficklin's business and the Ficklin Assets. Copies of all licenses and permits will be transmitted to Top Air before or on the date hereof. For the purpose of this Agreement, the term "Environmental Law" means any past, present or future federal, state, local or foreign law, statute, ordinance, rule, regulation or order then in effect that regulates, relates to or is intended to protect health, industrial hygiene, the environment, or ecological conditions or that establishes liability for the investigation, removal or clean-up of, or damage caused by, any environmental contamination, including, without limitation, any law, ordinance, rule, regulation or order that regulates or prescribes requirements for air quality, water quality or the disposition, transportation or management of waste materials or toxic substances, relating to or addressing the environment, including, without limitation, the Occupational Safety and Health Act, 28 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund
Amendments and Reauthorization Act; and the Environmental Protection Act of Illinois ("IEPA"), 415 ILCS 5/1 et seq., and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Substances.

         Section 2.6 Subsidiaries. Ficklin has no subsidiaries, does not own, directly or indirectly, any interest or investment (whether debt or equity) in any other corporation, partnership, joint venture, business, trust or unincorporated association.

         Section 2.7 Financial Statements. Attached as Section 2.7 of the Disclosure Schedule is a true, complete and correct copy of the (i) preliminary audited balance sheets of Ficklin as of October 31, 1996, and (ii) preliminary audited income statements for Ficklin for the twelve month period ended October 31, 1996 (the aforesaid preliminary audited balance sheet and preliminary audited income statement are hereinafter referred to collectively as the "Ficklin Financials"). The Ficklin Financials do not contain any untrue statement of material fact, nor do they omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Ficklin Financials have been prepared in accordance with generally accepted accounting principles.

         Section 2.8 Accounts Receivable. All accounts receivable and trade accounts due Ficklin as of the date hereof: (a) are valid and genuine and (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice.

         Section 2.9 Inventory. All inventory of Ficklin, including without limitation raw materials, work-in-process and finished goods, reflected on the Ficklin Financials or acquired since the date thereof: (a) was manufactured or acquired and has been maintained in the ordinary course of business; (b) is in a good condition and of a quality usable and salable in the ordinary course of business or is properly reserved for; (c) is owned by Ficklin free and clear of all material Encumbrances and none of such inventory secures any debt in a material amount or is subject to any Encumbrance which would have a Material Adverse Effect on the use of such inventory, except as set forth in Section 2.9 of the Disclosure Schedule; and (d) is valued in the Ficklin Financials at the lower of cost or market and in a manner consistent with past practice and generally accepted accounting principles.

         Section 2.10 Absence of Certain Changes. Except as disclosed in Section
2.10 of the Disclosure Schedule, since October 31, 1996, Ficklin has conducted business only in the ordinary and usual course. There has not occurred (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Ficklin, (ii) any entry into any agreement, commitment or transaction by Ficklin which is material to it, except agreements, commitments or transactions in the ordinary course of business consistent with past practice, (iii) any damage,

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
destruction or loss, whether or not covered by insurance that had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ficklin, or (iv) any material change by Ficklin in its financial or tax accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles.

         Section 2.11 Litigation. There is no suit, action, arbitration, inquiry or legal, administrative, or other proceeding, or governmental investigation pending or, to the best of Whalen's knowledge, threatened, against or affecting Ficklin which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Ficklin or which questions or challenges the validity of this Agreement, or any action taken or to be taken by Whalen or Ficklin pursuant to this Agreement or in connection with the transactions contemplated hereby. Neither Whalen nor Ficklin is subject to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality which relates to Ficklin's business, or which would prevent him or it from performing in accordance with the terms of this Agreement.

         Section 2.12 Title to Assets; Encumbrances. Except as may be set forth below or in Section 2.12 of the Disclosure Schedule, Ficklin has marketable title to the assets reflected in the Ficklin Financials or necessary for the operation of the business of Ficklin free and clear of all material Encumbrances.

         Section 2.13 Tax Returns. Ficklin has filed all foreign, federal, state, county and local income, excise, withholding, property, sales, use, franchise and any other tax returns which are required to be filed and paid all taxes of any nature whatsoever which have become due (whether or not shown on any tax return) . No claim has ever been made by an authority in a jurisdiction where Ficklin does not file a tax return that it is or may be subject to taxation by the jurisdiction. There is no reason to expect any authority to assess any additional taxes on Ficklin for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of Ficklin. The unpaid taxes of Ficklin did not, as of October 31, 1996, exceed the reserve for tax liabilities set forth on the balance sheet of Ficklin dated as of October 31, 1996, and did not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of Ficklin in filing its tax returns. All monies required to be withheld by Ficklin from employees of Ficklin for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Ficklin.

         Section 2.14 Employees; Employment Agreements.

         (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, there are no employment, management, consulting, deferred compensation, severance, stock option plans or arrangements, stock purchase plans or agreements, bonus or incentive plans or programs, life insurance, hospital or medical plans or coverages, or any other employee welfare plans, agreements, arrangements or commitments (other than normal payroll practices and policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or other similar agreements or any union or collective bargaining agreements or any contracts or agreements with any employee or any labor organizations binding upon Ficklin. No plan listed in
Section 2.14(a) of the Disclosure Schedule is a stock bonus, pension or profit sharing plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended.

         (b) Except as set forth in Section 2.14(b) of the Disclosure Schedule, Ficklin does not, and has never, maintained any employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for any employees of Ficklin. Ficklin is not a contributing employer to any multi-employer plan as defined in Section 3(37) of ERISA.

         (c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, Ficklin has no obligation to provide medical, life insurance, disability or other benefits to its or any of its predecessors' retired employees.

         (d) Since October 31, 1996, Ficklin has neither terminated any employee, nor entered into any employment agreement with any employee, nor changed the terms of employment with any employee.

         Section 2.15 Trademarks, Trade Names, etc. Ficklin owns, or is licensed to use, the intangible property required to permit the operation of Ficklin's business as currently conducted. There are no pending actions or other judicial or adversarial proceedings involving Ficklin concerning any of the intangible property and, to the best of Whalen's actual knowledge, there is no basis for any such action or proceeding; no such action or proceeding is threatened which, in either case, if adversely determined, would have a Material Adverse Effect on Ficklin. The use of each such item of intangible property required to permit the operation of Ficklin's business as presently conducted does not conflict with, infringe upon, or violate any proprietary or other rights of any other person, which conflict, infringement or violation would, individually or in the aggregate, have a Material Adverse Effect on Ficklin.

         Section  2.16  Disclosure.  No  representation  or  warranty  by Whalen

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
contained in this Agreement and no statement of Whalen contained in the Disclosure Schedules contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         Section 2.17 Accredited Investor. Whalen is an "accredited investor," as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"), and is receiving the Top Air Shares delivered pursuant to this Agreement for investment purposes and not with a view to making a distribution of such shares. Whalen has sufficient knowledge and experience to enable him to evaluate the merits and risks of an investment in the Top Air Shares, and has received all of the financial and other information concerning Top Air that Whalen considers necessary to evaluate an investment in the Top Air Shares. Whalen has the ability to bear any loss with respect to his investment in the Top Air Shares and is a bona fide resident of the State of Illinois.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TOP AIR

         Top Air hereby represents and warrants to Whalen as follows:

         Section 3.1 Organization, Authorization, Enforceability. Top Air is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The execution, delivery and performance of this Agreement by Top Air, and the exchange contemplated hereby, have been duly authorized by all requisite corporate action and this Agreement and each of the other agreements and instruments it executes in connection herewith, when executed, will be binding obligations of Top Air enforceable in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforcement of creditors' rights and general equitable powers of the courts.

         Section 3.2 Capital Stock. The authorized capital stock of Top Air consists solely of 20,000,000 shares of common stock, no par value per share, of which 4,013,765 shares are issued and outstanding. Except as set forth in
Section 3.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale or transfer by Top Air, of any shares of such capital stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock of Top Air have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except pursuant to Article IV hereof, Top Air is not under any obligation to register with the Securities and Exchange Commission any of its presently outstanding securities or any of its securities which may hereafter be issued.

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
         Section 3.3 No Approvals or  Conflicts.  Except as set forth in Section
3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Top Air nor the consummation by Top Air of the transactions contemplated hereby will (i) require Top Air to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority, patent owner, or pending patent registrant the failure of which to do so would have a Material Adverse Effect on Top Air, (ii) violate or breach any provision of or constitute a default or an event which, with notice or lapse of time (or both), would constitute a default under, any of the terms of any note, bond, indenture, license, franchise, permit, lease, agreement or other instrument, commitment or obligation to which Top Air is a party or by which Top Air may be bound, which violation or breach would have a Material Adverse Effect on Top Air or (iii) violate an order, writ, injunction, decree, judgment, law or ruling of any court or governmental authority applicable to Top Air or Top Air's business, which violation would have a Material Adverse Effect on Top Air.

         Section 3.4 Compliance with Law. Except as set forth in Section 3.4 of the Disclosure Schedule, Top Air and, to the best of Top Air's actual knowledge, Top Air's predecessors have conducted their business in compliance with all applicable laws, regulations and other requirements of all federal, state, local, and foreign governments and all agencies thereof having jurisdiction over Top Air and Top Air's predecessors, except where the violation of such laws, regulations and other requirements has not had or will not have a Material Adverse Effect on Top Air or Top Air's predecessors. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or notice has been filed or commenced against Top Air or Top Air's predecessors alleging any failure to comply with said laws, regulations and other requirements.

         Section 3.5  Environmental Liability.

         (a) To the best of the Top Air's actual knowledge, none of the assets owned by Top Air (the "Top Air Assets") has been used for the storage, deposit, disposal, treatment or recycling of any Hazardous Substance nor has there been a release or threatened release of any Hazardous Substance to, from or on the Top Air Assets. To the best of Top Air's actual knowledge, no past or present activity or circumstances on or related to the Top Air Assets or Top Air's business has taken place which would subject Top Air as owner, user or operator thereof to damages, penalties, injunctive relief, or clean up costs under any federal, state, or local statute, ordinance, or regulation, or common law theory respecting toxic, dangerous or hazardous substances.

         (b) To the best of Top Air's actual knowledge, (i) the operations of Top Air, Top Air's business and the Top Air Assets are in compliance with all

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
applicable Environmental Laws, (ii) none of the operations of Top Air or any activity related to Top Air's business and the Top Air Assets is the subject of any federal, state, local, or private litigation or proceedings involving a demand for damages or investigation as to whether any remedial action is needed to respond to any improper treatment, storage, recycling, disposal, release or threatened release into the environment of any Hazardous Substance, and (iii) Top Air has no material contingent environmental liability in connection with
(A) the ownership of the Top Air Assets, (B) the use and operation of Top Air's business or (C) any treatment, storage, recycling, disposal, release or threatened release into the environment of any Hazardous Substance. To the best of Top Air's actual acknowledge, Top Air possesses all licenses, permits and other required governmental or official approvals required by any Environmental Law for the operation of or related to Top Air's business and the Top Air Assets.

         Section 3.6 Subsidiaries. Top Air has no subsidiaries, does not own, directly or indirectly, any interest or investment (whether debt or equity) in any other corporation, partnership, joint venture, business, trust or unincorporated association.

         Section 3.7 Financial Statements. Attached as Section 3.7 of the Disclosure Schedule is a true, complete and correct copy of an unaudited balance sheet of Top Air as of the six (6) months ended November 30, 1996, and an unaudited income statement of Top Air as of the six (6) months ended November 30, 1996 (the aforesaid compiled balance sheet and compiled income statement are hereinafter referred to collectively as the "Top Air Financials"). The Top Air Financials do not contain any untrue statement of material fact nor do they omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Top Air Financials have been prepared in accordance with generally accepted accounting principles.

         Section 3.8 Accounts Receivable. All accounts receivable and trade accounts due Top Air as of the date hereof: (a) are valid and genuine and (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice.

         Section 3.9 Inventory. All inventory of Top Air, including without limitation raw materials, work-in-process and finished goods, reflected on the Top Air Financials or acquired since the date thereof: (a) was manufactured or acquired and has been maintained in the ordinary course of business; (b) is in a good condition and of a quality usable and salable in the ordinary course of business or is properly reserved for; (c) is owned by Top Air free and clear of all material Encumbrances and none of such inventory secures any debt in a

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
material amount or is subject to any Encumbrance which would have a Material Adverse Effect on the use of such inventory, except as set forth in Section 3.9 of the Disclosure Schedule; and (d) is valued in the Top Air Financials at the lower of cost or market and in a manner consistent with past practice and generally accepted accounting principles.

         Section 3.10 Absence of Certain Changes. Except as may have been disclosed in Section 3.10 of the Disclosure Schedule, since November 30, 1996, Top Air has conducted its business only in the ordinary and usual course and since November 30, 1996, there has not occurred (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Top Air, (ii) any entry into any agreement, commitment or transaction by Top Air which is material to it, except agreements, commitments or transactions in the ordinary course of business consistent with past practice, (iii) any damage, destruction or loss, whether or not covered by insurance that had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Top Air, or
(iv) any material change by Top Air in its financial or tax accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles.

         Section 3.11 Litigation. There is no suit, action, arbitration, inquiry or legal, administrative, or other proceeding, or governmental investigation pending or, to the best of Top Air's actual knowledge, threatened, against or affecting Top Air which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Top Air or which questions or challenges the validity of this Agreement, or any action taken or to be taken by Top Air pursuant to this Agreement or in connection with the transactions contemplated hereby. Top Air is not subject to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality which relates to Top Air's business, or which would prevent it from performing in accordance with the terms of this Agreement.

         Section 3.12 Title to Assets; Encumbrances. Except as set forth below or in Section 3.12 of the Disclosure Schedule, Top Air has title to the assets reflected in the Top Air Financials or necessary for the operation of the business of Top Air free and clear of all material Encumbrances.

         Section 3.13 Tax Returns. Top Air has filed all foreign, federal, state, county and local income, excise, withholding, property, sales, use, franchise and any other tax returns which are required to be filed and paid all taxes of any nature whatsoever which have become due (whether or not shown on any tax return) . No claim has ever been made by an authority in a jurisdiction where Top Air does not file a tax return that it is or may be subject to taxation by the jurisdiction. Top Air does not expect any authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of Top Air. The unpaid taxes of Top Air did not, as of November 30, 1996, exceed the reserve for tax liabilities set forth on the unaudited balance sheet of Top Air dated as of November 30, 1996, and did not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of Top Air in filing its tax returns. All monies required to be withheld by Top Air from employees of Top Air for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Top Air.

         Section 3.14 Employees; Employment Agreements.

         (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, there are no employment, management, consulting, deferred compensation, severance, stock option plans or arrangements, stock purchase plans or agreements, bonus or incentive plans or programs, life insurance, hospital or medical plans or coverages, or any other employee welfare plans, agreements, arrangements or commitments (other than normal payroll practices and policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or other similar agreements or any union or collective bargaining agreements or any contracts or agreements with any employee or any labor organizations binding upon Top Air.

         (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, Top Air does not, and has never, maintained any employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for any employees of Top Air. Top Air is not a contributing employer to any multi-employer plan as defined in Section 3(37) of ERISA.

         (c) Top Air has no obligation to provide medical, life insurance, disability or other benefits to its or any of its predecessors' retired employees.

         (d) Since November 30, 1996, Top Air has neither terminated any officer, nor entered into any employment agreement with any officer, nor changed the terms of employment with any officer.

         Section 3.15 Trademarks, Trade Names, etc. Top Air owns, or is licensed to use the intangible property required to permit the operation of Top Air's business as currently conducted. There are no pending actions or other judicial or adversarial proceedings involving Top Air concerning any of the intangible property and, to the best of Top Air's actual knowledge, there is no basis for any such action or proceeding; no such action or proceeding is threatened which, in either case, if adversely determined, would have a Material Adverse Effect on Top Air. The use of each such item of intangible property required to permit the operation of Top Air's business as presently conducted does not conflict with, infringe upon, or violate any proprietary or other rights of any other person, which conflict, infringement or violation would, individually or in the aggregate, have a Material Adverse Effect on Top Air.

         Section 3.16 Disclosure. No representation or warranty by Top Air contained in this Agreement and no statement of Top Air contained in the Disclosure Schedules contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 Confidentiality. Top Air and Whalen agree that they and their officers, agents and representatives shall hold all data and information obtained or developed with respect to the other party hereto in strict confidence, and further agree that it will not use such data or information or disclose the same to others, except to the extent such data or information either is, or becomes, published or a matter of public knowledge.

         Section 4.2 Board of Directors. Effective as of the date hereof, Top Air shall take such steps as may be necessary to add one individual selected by Whalen to the board of directors of Top Air. For so long as Whalen owns ninety percent (90%) of the Top Air Shares, Whalen may designate a successor to such deceased or resigned director. Top Air covenants and agrees that it shall take all steps necessary to assure that Whalen's nominee or his or her successors shall be re-elected to the board of directors of Top Air for so long as Whalen owns ninety percent (90%) of the Top Air Shares.

         Section 4.3 Registration. Upon receipt of a written request from Whalen, Top Air shall use its best efforts to file, not later than 60 days from the date of such receipt, and to have declared effective after such filing, a "shelf" registration statement with respect to the Top Air Shares on any appropriate form pursuant to Rule 415 under the Securities Act (the "Registration Statement"). Top Air shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act for a period of two years from the effective date thereof and to supplement or amend the Registration Statement as required by the registration form used by Top Air (or by the applicable instructions thereto, or by the Securities Act or the rules and regulations thereunder). Top Air shall pay all registration and filing fees and all other fees and expenses incident thereto, including fees and expenses of complying with state securities or Blue Sky laws, fees and disbursements of counsel for Top Air and Top Air's independent public accountants. Prior to the filing of the Registration Statement, Whalen and Top Air will enter into a customary indemnification and contribution agreement with respect to the inclusion of the Top Air Shares in the Registration Statement.

                                    ARTICLE V

                                 INDEMNIFICATION

         Section 5.1 Whalen Indemnification of Top Air. Whalen hereby agrees that he shall indemnify, defend and hold Top Air, its officers, directors, employees and subsidiaries and Top Air's successors and assigns harmless from and against and in respect of any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorney's fees, that such indemnified persons shall incur or suffer, which arise, result from or relate to any breach by Whalen of any of his representations and warranties, or any failure by Whalen to perform any of his covenants or agreements set forth in this Agreement or in any Schedule, Exhibit, or other instrument furnished or to be furnished by or on behalf of Whalen under this Agreement for the following periods: (a) with respect to a breach of any representation or warranty made in
Section 2.13 hereof, for a period of time co-extensive with the limitations period prescribed by statute for such underlying breach; and (b) with respect to any other breach or failure, for a period of twelve (12) months immediately subsequent to the date hereof. Notwithstanding anything herein to the contrary, Whalen's liability for indemnification of Top Air in connection with a breach of Whalen's representations contained herein shall in no event exceed $1,706,250.00 in the aggregate and Whalen's obligation under this Article IX shall not be triggered (i) unless Top Air is not in default of its obligations hereunder and
(ii) until the total of all claims for indemnity or damages hereunder by Top Air exceeds $25,000 and then only to the extent by which such claims for indemnity or damages exceed $25,000. Such indemnification shall be Top Air's sole and exclusive remedy.

         Section 5.2 Top Air's Indemnification of Whalen. Top Air shall indemnify, defend and hold Whalen and his heirs harmless from and against and in respect of any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorney's fees, that Whalen shall incur or suffer, which arise, result from or relate to any breach of or by Top Air of any of its representations and warranties, or any failure by Top Air to perform, its covenants or agreements set forth in this Agreement or in any Schedule, Exhibit or other instrument furnished or to be furnished by or on behalf of Top Air under this Agreement for the following periods: (a) with respect to a breach of any representation or warranty made in Section 3.13 hereof, for a period of time co-extensive with the limitations period prescribed by statute for such underlying breach; and (b) with respect to any other breach or failure, for a period of twelve (12) months immediately subsequent to the date hereof. Notwithstanding anything herein to the contrary, Top Air's liability for indemnification of Whalen in connection with a breach of Top Air's representations contained herein shall in no event exceed $1,706,250.00 in the aggregate and Top Air's obligation under this Article IX shall not be triggered
(i) unless Whalen is not in default of its obligations hereunder and (ii) until the total of all claims for indemnity or damages hereunder by Whalen exceeds $25,000 and then only to the extent by which such claims for indemnity or damages exceed $25,000. Such indemnification shall be Whalen's sole and exclusive remedy.

         Section 5.3 Indemnification Procedure. Promptly after an indemnified party becomes aware of any claim, demand, action, proceeding, event, or condition with respect to which a claim for indemnification may be made pursuant to this Article, such indemnified party shall, if a claim in respect thereof is to be made against any party, give written notice to the latter of the nature of the matter for which a right to indemnification is claimed (an "Indemnification Claim"); provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations, except to the extent (and only to the extent) the indemnifying party is materially prejudiced thereby. In case any such Indemnification Claim involves a claim, demand, action, or proceeding by a third party (a "Third Party Claim"), the indemnifying party shall be entitled to assume the defense thereof, jointly with any other indemnifying party similarly notified, with counsel reasonably satisfactory to such indemnified party, such defense to be conducted at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense of the Third Party Claim, other than reasonable costs of investigation, unless the indemnifying party has failed to assume the defense of such Third Party Claim and to employ counsel reasonably satisfactory to such indemnified person. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any Third Party Claim action if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party or fails to prosecute the defense, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a Third Party Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld. No indemnified party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

         Section 5.4 Determination of Claims. An Indemnification Claim (other than any Indemnification Claim involving a Third Party Claim, which shall be payable as provided in Section 5.3 above) shall be payable under Section 5.1 above by Whalen or under Section 5.2 above by Top Air, as applicable, when (i) there is a mutual agreement between the indemnified party and the indemnifying party as to the indemnifying party's liability for such Indemnification Claim and the amount of such liability, or (ii) a final judgment is rendered by a court of competent jurisdiction (and such judgment is not stayed for a period of 60 days) with respect to the indemnifying party's liability for the
Indemnification Claim and the amount of such liability. The amount which an indemnifying party is required to pay to, for or on behalf of any indemnified party pursuant to Article VII shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by such indemnified party in reduction of the indemnifiable loss (the "Indemnifiable Loss"); (ii) to take account of any tax benefit realized as a result of any Indemnifiable Loss; and (iii) by the amount of any now existing reserves relating to such claim.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 Survival of Representations, Warranties and Agreements. Except as otherwise expressly provided herein, the representations, warranties, covenants and agreements contained in this Agreement and in each instrument delivered pursuant to this Agreement shall, unless otherwise stated herein, survive for a period of twelve (12) months following the date hereof and shall not be extinguished by the consummation of the transactions contemplated hereby or any investigation made by or on behalf of any party hereto. Notwithstanding the previous sentence, the representations and warranties contained in Sections
2.13 and 3.13 hereof shall survive until the limitations period prescribed by statute for the act or acts underlying the representations and warranties therein shall have lapsed.

         Section 6.2 Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that Top Air will pay all sales, transfer or other taxes which may be payable in connection with such transactions. If any of the parties has retained an investment banker, broker or finder in connection with the transactions contemplated hereby, such party shall bear the fees and expenses of such banker, broker or finder.

         Section 6.3 Further Assurances. All of the parties will use their reasonable best efforts to cause the transactions contemplated hereby to be consummated. From time to time, each party, without further consideration, will execute and deliver such documents and take such action as the other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Top Air title to the Whalen Shares, and to vest in Whalen title to the Top Air Shares.

         Section 6.4 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

         Section 6.5 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         Section 6.6 Successors; No Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 6.7 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         Section 6.8 Notices. All notices, requests,, claims, demands and other communications hereunder shall be in writing and shall be given by hand, overnight delivery service, delivery, telex, telecopier or mail (registered or certified by mail, postage prepaid, return receipt requested) to the respective parties as follows:


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
         If to Top Air:

                  Top Air Manufacturing, Inc.
                  317 Savannah Park Road
                  Cedar Falls, Iowa 50613
                  (319) 268-0473 (telephone)
                  (319) 268-1435 (telecopier)

         with a copy to:

                  Robert H. Wexler, Esq.
                  Gallop, Johnson & Neuman, L.C.
                  101 South Hanley Road, Suite 1600
                  St. Louis, Missouri  63105
                  (314) 862-1200 (telephone)
                  (314) 862-1219 (telecopier)

         If to Whalen:

                  Wayne W. Whalen
                  4920 South Greenwood
                  Chicago, Illinois  60615
                  (312) 924-7357 (telephone)
                  (312) 924-5321 (telecopier)

         with a copy to:

                  Richard W. Burke, Esq.
                  Burke, Warren & MacKay, P.C.
                  330 N. Wabash Avenue, 22nd Floor
                  Chicago, Illinois 60611
                  (312) 840-7000 (telephone)
                  (312) 840-7900 (telecopier)


or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. Notices shall be deemed given, in the case of hand delivery, upon receipt, in the case of overnight delivery service, on the second business day after delivery to a recognized overnight delivery service, in the case of telex and telecopy, upon telephonic confirmation of transmission and, in the case of mail, upon the fifth business day after deposit with the U.S. mail.

         Section 6.9 Complete Agreement. This Agreement, the Disclosure Schedules and the other documents and writings ref erred to herein or delivered pursuant hereto, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both written and oral, between the

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
parties with respect to this subject matter. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         Section 6.10 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed an original instrument, and all such counterparts shall together constitute the same Agreement.

         Section 6.11 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         Section 6.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                     [remainder of page intentionally blank]

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
         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      TOP AIR MANUFACTURING, INC.



                                      By:  /s/ Steven R. Lind

                                      Its: President


                                      WAYNE W. WHALEN


                                      /s/ Wayne W. Whalen




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